Exhibit 99.1

Blucora Announces New Corporate Name and Ticker Symbol
Blucora to Change Name to Avantax and Ticker Symbol to AVTA
DALLAS, TX – January 25, 2023 – Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-focused wealth management services, today announced a corporate name change to Avantax, Inc. and a change of its NASDAQ ticker symbol from “BCOR” to “AVTA” effective as of 12:01 a.m. Eastern Time on Thursday, January 26, 2023 (the “Effective Date”). Despite this name change, the CUSIP number (095229100) remains unchanged.
On the Effective Date, the Company’s common stock will be quoted under the new name “Avantax, Inc.,” and the Company’s ticker symbol will be updated to “AVTA.” No action is required by existing Blucora stockholders with respect to the name or ticker change.
The Company’s Chief Executive Officer Chris Walters said, "We have transformed our company. This name and ticker symbol change is an extension of that transformation and aligns with our goal to raise awareness of Avantax as a pure-play, tax-focused wealth management business."
About Blucora® / Avantax®
Blucora, Inc. (NASDAQ: BCOR), which will become Avantax, Inc. (NASDAQ: AVTA) on January 26, 2023, delivers tax-focused wealth management solutions for Financial Professionals, tax professionals and CPA firms, supporting our goal of minimizing clients’ tax burdens through comprehensive tax-focused financial planning. We have two distinct, but related, models within our business: the independent Financial Professional model and the employee-based model. We refer to our independent Financial Professional model as Avantax Wealth Management®. Avantax Wealth Management offers services through its registered broker-dealer, registered investment advisor (RIA), and insurance agency subsidiaries and is a leading U.S. tax-focused independent broker-dealer that works with a nationwide network of Financial Professionals operating as independent contractors. We refer to our employee-based model as Avantax Planning Partners℠. Avantax Planning Partners offers services through its RIA and insurance agency by partnering with CPA firms to provide their consumer and small-business clients with holistic financial planning and advisory services. Collectively, we had $73 billion in total client assets as of September 30, 2022.
For additional information, please visit us at www.avantax.com.
Source: Blucora / Avantax
Investor Relations:
Dee Littrell
(972) 870-6463
IR@Avantax.com

Media Contacts:
Tony Katsulos Avantax
(972) 870-6654
tony.katsulos@avantax.com

Kendra Galante
StreetCred PR for Avantax
(402) 740-2047
kendra@streetcredpr.com
avantax@streetcredpr.com